Exhibit 5.1

DLA Piper LLP (US)
650 South Exeter Street
Suite 1100
Baltimore, Maryland 21202 www.dlapiper.com
T 410.580.3000
F 410.580.3001

December 1, 2025

CID HoldCo, Inc.

5661 S Cameron St, Suite 100,

Las Vegas, Nevada 89118

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We serve as counsel to CID HoldCo, Inc., a Delaware corporation (the “Company”), and have been requested to render this opinion in connection with the preparation and filing of the Company’s Registration Statement on Form S-8 (the “Registration Statement”), to be filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for registration of up to 2,032,521 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”) that may be issued pursuant to options (the “SEE ID Options”) initially issued pursuant to the SEE ID, Inc. 2021 Equity Incentive Plan (the “Plan”), as assumed by the Company pursuant to the terms of the Business Combination Agreement, dated March 18, 2024 (the “Business Combination Agreement”), by and among the Company, ShoulderUp Technology Acquisition Corp, ShoulderUp Merger Sub, Inc., SEI Merger Sub, Inc., and SEE ID, Inc., a Nevada corporation (“SEE ID”).

In our capacity as the Company’s counsel, we have reviewed the following documents:

(a)	Amended and Restated Certificate of Incorporation of CID HoldCo, Inc. (in the form attached to the Secretary’s Certificate (as defined below));

(b)	the Bylaws of CID HoldCo, Inc. (the “Bylaws”), as amended to the date hereof and as in effect on the date hereof (in the form attached to the Secretary’s Certificate);

(c)	resolutions adopted by the Board of Directors of the Company and SEE ID relating to the approval of the Business Combination Agreement and the transactions contemplated thereby, including the assumption of the SEE ID Options under the Plan, the authorization and approval of the preparation and filing of the Registration Statement, and the issuance of the Shares (in the form attached to the Secretary’s Certificate);

(d)	the Registration Statement in the form to be filed with the Commission;

(e)	the Plan;

(f)	a good standing certificate for the Company, dated as of a recent date, issued by the Delaware Secretary of State; and

(g)	a certificate executed by the Secretary of the Company (the “Secretary’s Certificate”), dated as of the date hereof, as to certain factual matters therein.

CID HoldCo, Inc. December 1, 2025 Page 2

For purposes of this opinion letter, we have not examined any documents other than the documents listed in (a) through (g) above (exclusive of all schedules, appendixes, annexes and exhibits attached thereto). In particular, we have not examined any document (other than the documents listed in (a) through (g) above) that is referred to or incorporated by reference into the documents examined by us (including all schedules, appendixes, annexes, and/or exhibits attached thereto). We have assumed that there exists no provision in any document that we have not examined that is inconsistent with or that would otherwise alter any of the opinion stated herein.

In addition, we have conducted no independent factual investigation of our own but rather have relied solely on the foregoing documents, the statements and information set forth therein and the additional matters related thereto or assumed therein, all of which we have assumed to be true, complete and accurate.

We have also assumed that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plan, including, without limitation, collection of any required payment for the Shares, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws. We have further assumed that there will be no changes to the documents we have examined and that, at all times prior to the issuance of the Shares, the Company will maintain a sufficient number of authorized but unissued shares of common stock, par value $0.001 per share, available for such issuance.

Based upon and subject to the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on statements of fact contained in the documents that we have examined or reviewed, we are of the opinion that, upon the issuance and delivery of the Shares in the manner contemplated by the Plan and the Registration Statement, the Shares will be validly issued, duly authorized, fully paid and nonassessable.

In addition to the qualifications set forth above, the foregoing opinion is further qualified as follows:

(a)	The foregoing opinion is rendered as of the date hereof. We assume no obligation to update such opinion to reflect any facts or circumstances that may hereafter come to our attention or changes in the law which may hereafter occur.

(b)	We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the foregoing).

(c)	We do not express any opinion herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

(d)	We have also assumed that the Company will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue the Shares in accordance with the Plan, the number of Shares which are then issuable and deliverable upon the exercise of the SEE ID Options under the Plan. We have also assumed that the offer and sale of the Shares complies and will comply in all respects with the terms, conditions and restrictions set forth in the Registration Statement and the Plan.

(e)	This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

CID HoldCo, Inc. December 1, 2025 Page 3

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and the use of our name wherever it appears in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Commission promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,

DLA PIPER LLP (US)

/s/ DLA PIPER LLP (US)